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                                                 INFINITY BROADCASTING CORPORATION

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (in thousands)



                                                        Six Months
                                                           Ended
                                                          June 30,                                    Year Ended December 31,
                                                      -----------------       ------------------------------------------------------

                                                      1995        1994        1994       1993        1992          1991         1990
                                                      ----        ----        ----       -----       ----          ----         ----
Earnings (loss) before income taxes
   and extraordinary items. . . . . . . . . . .    $18,386      $7,728     $34,103     $14,941   $(9,326)     $(24,020)    $(39,633)
Add:  Total fixed charges deducted
   from earnings (loss). . . . . . . . . . . .      23,883      20,906      44,689      36,776     39,390        51,756       59,611
                                                   -------     -------     -------     -------    -------       -------      -------
 .
Earnings available for payment of
   fixed charges. . . . . . . . . . . . . . .       42,269      28,634      78,792      51,717     30,064        27,736       19,978
                                                   -------     -------     -------     -------    -------       -------      -------
 . .
Fixed charges:
   Interest expense . . . . . . . . . . . . .       23,883      20,906      44,689      36,776     39,390        51,756       59,611
                                                   -------     -------     -------     -------    -------       -------      -------
 . .
Ratio of earnings to
   fixed charges. . . . . . . . . . . . . . .        1.8:1       1.4:1       1.8:1       1.4:1          *             *            *
 . .
(Deficiency) excess of earnings
   available to cover fixed charges . . . . .       18,386       7,728      34,103      14,941    (9,326)      (24,020)     (39,633)
Add:  depreciation & amortization. . . . .          24,000      22,050      46,606      38,853     28,926        25,582       28,682
Excess (deficiency) after
   depreciation and amortization . . . . . .        42,386      29,778      80,709      53,794     19,600         1,562     (10,951)

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